Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Company Posts Second Quarter Revenues of US$27.3 million and Net Income of US$0.25 Per Share

BEIJING, CHINA, July 29, 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today reported results for the second quarter ending June 30, 2004.

Business Highlights

Highlights for the second quarter 2004:

•	Revenues up 41% year-on-year to US$27.3 million, exceeding Company guidance

•	Brand Advertising & Sponsored Search revenues up 97% year-on-year to US$13.4 million, exceeding Company guidance

•	Non-advertising revenues up 11% year-on-year to US$13.9 million, in top range of guidance

•	US GAAP net income is US$9.9 million, or US$0.25 per share, within guidance

•	Acquisition of Goodfeel, a leading wireless service provider, strengthens Company’s competitive strength in high-growth market for 2.5-generation wireless applications

•	Open beta launch of new multiplayer online game is off to a promising start

•	SOHU web properties rank #1 in iResearch/Alexa monthly traffic rankings for first six months of 2004

•	Company buy-back of one million SOHU shares

“We are very pleased with the second quarter results. Advertising revenues exceeded our expectations reflecting SOHU’s clear-cut competitive strength in corporate brand advertising and sponsored search. As we anticipated, the transition in wireless business away from short messaging services is partly cushioned by the promising growth in our 2.5-generation wireless services, which includes a modest contribution from the newly acquired wireless services company Goodfeel. On top of that, our second multiplayer online game, Blade Online, is in a encouraging open beta testing phase. In our 2.5-generation wireless services and games we are on track to reach higher ground in the second half of 2004,” said Charles Zhang, Chairman and CEO of SOHU.

Business Results

SOHU reported record revenues of US$27.3 million for its second quarter ended June 30, 2004, an increase of 41% year-on-year. Gross margins of 66% in Q2 2004 were slightly down from 68% in Q2 2003. SOHU’S Q2 2004 US GAAP (generally accepted accounting principles) net income of US$9.9 million, or US$0.25 per share, was a US$2.4 million improvement from the Q2 2003 net income of US$7.5 million, or US$0.19 per share.

SOHU’s advertising revenue for the second quarter of 2004 totaled US$13.4 million, a 97% year-on-year improvement and 21% quarter-on-quarter. Advertising revenue accounted for 49% of total revenues in Q2 2004. Advertising gross margins of 75% were unchanged compared to the same period last year, reflecting how the smooth integration of the two vertical online game and real estate websites, 17173.com and Focus.cn, we acquired in late 2003 allowed SOHU to continue to reap the scalability benefits from online advertising.

“2004 is shaping up to be the strongest year ever for our advertising revenues. During the second quarter we grew our advertising revenues ahead of our expectations. We are taking full advantage of the event-rich third quarter as the official online partner for the Asian Football Cup and China Tennis Open, as well as dedicated content channels for the 2004 Athens Olympic Games and the Formula One Racing in Shanghai. Sponsored search is expected to do well too in the third quarter, during which we will formally launch our all-inclusive proprietary search engine,” said Victor Koo, President and COO of SOHU.

SOHU’s non-advertising revenues, which are derived from consumer services, grew 11% year-on-year for the second quarter of 2004 to US$13.9 million but were down 7% quarter-on-quarter, and contributed 51% of total revenues. Q2 2004 non-advertising revenues included US$11.3 million in wireless revenues, which were previously included in e-subscriptions revenues, US$1.4 million in e-commerce sales, and US$1.2 million in other consumer services. Non-advertising gross margins were lower at 58% compared to 64% in the same quarter one year ago because of the change in business mix, cost of content, special promotions and other investment in consumer services.

In May 2004 SOHU acquired Beijing G. Feel Technology Co., Ltd. (‘Goodfeel’), a leading Chinese service provider for wireless application protocol (WAP). Goodfeel is one of the leading WAP providers to China Mobile Communication Corporation’s Monternet platform, with its main products being ringtone and picture logos. Goodfeel’s and SOHU’s wireless teams have smoothly integrated to expand and cross-promote multi-media messaging services (MMS) and WAP product offerings. Meanwhile, SOHU continued to deepen and expand its sales and marketing efforts with regional wireless operators.

Revenues from 2.5-generation products (MMS and WAP) contributed 20% of total wireless revenues during the second quarter, with the remaining 80% coming from short messaging services, or SMS.

“We believe that our 2.5-generation wireless services, which include the contributions from Goodfeel, are fast becoming a new engine of growth. We believe that SOHU is going to be a significant player in these new wireless services,” said Charles Zhang, Chairman and CEO of SOHU.

In early July, SOHU launched its new multiplayer online game, the domestically produced martial arts fighting game Blade Online, for open beta. The game has so far been well received by online game players in China. The game’s commercial launch is scheduled to take place in the fourth quarter of 2004.

For the second quarter of 2004, SOHU’s operating expenses totaled US$8.5 million, an increase of 47% year-on-year. Operating profit margins of 35% were down from 38% in the same period last year.

“SOHU needs to invest to solidify our key competitive edge in corporate brand advertising and search, and at the same time leverage our brand strength to gain market share in the dynamic consumer business. Thanks to our prudent attitude to spending we can maintain healthy operating profit margins while we continue to invest back in the business,” Carol Yu, SOHU’s Chief Financial Officer, said.

During the second quarter the Company purchased one million shares under a stock repurchase program approved by the Board of Directors in April 2004. As a result of the stock buy-back SOHU currently has approximately 36.3 million shares of common stock outstanding.

“The recent stock repurchase demonstrates our confidence in the health and future prospects of the company,” commented Chairman and CEO Charles Zhang.

At June 30, 2004, SOHU’s cash and marketable debt securities balance was US$130.1 million.

Business Outlook

SOHU’s strategy in 2004 is aimed at capturing the benefits of the rapidly growing Internet market in China. SOHU estimates total revenues for the third quarter 2004 to be between US$28.1 million and US$29.1 million, with advertising revenues of US$15.6 million to US$16.0 million and non-advertising revenues of US$12.5 million to US$13.1 million. Third quarter net income is expected to be between US$0.23 to US$0.25 per diluted share.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until the release of SOHU’s next quarterly earnings announcement; however, SOHU reserves the right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission.

Conference Call

SOHU’s management team will host a conference call at 9:00 PM EST, July 28, 2004 (9:00AM on July 29, 2004 in the Hong Kong/China time zone) following the quarterly results announcement.

The conference call will be available on web cast live and replay at:

http://www.sohu.com/about/English/conference.htm

Conference call dial-in details for the Live conference call: For the Live conference call:

Hong Kong Toll Number: +852-2258-4002

China (North) Toll Free Number: 10800-852-0823

China (South) Toll Free Number: 10800-152-0823

U.S.A Toll Number: +1-210-234-0000

Passcode: 5294474

Conference Leader: Caroline Straathof

For the Replay of the conference call (available for 24 hours):

HK Toll Number: +852-2802-5151

US Toll Number: +1-402-220-1205

Passcode: 776260

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com; top real estate website www.focus.cn and wireless value-added services provider www.goodfeel.com.cn . This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce. SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Six Months Ended
	Jun. 30, 2004	Mar. 31, 2004	Jun. 30, 2003	Jun. 30, 2004	Jun. 30, 2003
Revenues:
Advertising	$13,382	$11,014	$6,801	$24,396	$11,277
Non-advertising:
Wireless	11,316	12,245	10,979	23,561	19,467
E-commerce	1,370	1,319	984	2,689	2,159
Other	1,199	1,357	585	2,556	857

Subtotal of non-advertising revenues	13,885	14,921	12,548	28,806	22,483

Total revenues	27,267	25,935	19,349	53,202	33,760

Cost of revenues:
Advertising	3,372	2,788	1,750	6,160	3,352
Non-advertising:
Wireless	4,132	4,181	3,266	8,313	5,767
E-commerce	1,346	1,286	891	2,632	1,899
Other	386	368	364	754	509

Subtotal of non-advertising cost of revenues	5,864	5,835	4,521	11,699	8,175

Total cost of revenues	9,236	8,623	6,271	17,859	11,527

Gross profit	18,031	17,312	13,078	35,343	22,233

Operating expenses:
Product development	2,091	1,880	1,926	3,971	3,674
Sales and marketing	4,261	3,121	2,528	7,382	4,527
General and administrative	1,752	1,572	1,312	3,324	2,394
Amortization of intangibles	360	177	—	537	—

Total operating expenses	8,464	6,750	5,766	15,214	10,595

Operating profit	9,567	10,562	7,312	20,129	11,638

Other expense	(196)	(208)	(129)	(404)	(191)
Interest income	578	630	343	1,208	670

Net income before taxes	9,949	10,984	7,526	20,933	12,117

Income tax expense	70	54	—	124	—

Net income	9,879	10,930	7,526	20,809	12,117

Basic net income per share	$0.27	$0.30	$0.21	$0.57	$0.35

Shares used in computing basic net income per share	36,349	36,255	35,286	36,302	35,020

Diluted net income per share	$0.25	$0.27	$0.19	$0.52	$0.31

Shares used in computing diluted net income per share	40,893	41,920	40,036	40,939	39,405

SOHU.COM INC.

CONSOLIDATED SUMMARY BALANCE SHEET DATA

(UNAUDITED, IN THOUSANDS)

	Jun. 30, 2004	Dec. 31, 2003
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$130,056	$142,570
Accounts receivable, net	19,528	12,381
Prepaid and other current assets	4,344	4,050
Fixed assets, net	9,223	6,846
Goodwill	39,453	31,664
Intangible assets, net	12,543	4,082
Other assets, net	3,178	3,462

	218,325	205,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	27,535	19,454
Deferred revenues	4,105	3,962
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	121,640	113,416

Shareholders’ equity	96,685	91,639

	$218,325	$205,055